UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): MARCH 17, 2009

ISOLAGEN, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-31564	87-0458888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 713-6000

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

On March 17, 2009, Isolagen, Inc. (the “Company”) received notice from the NYSE Amex (the “Exchange”) notifying the Company it is not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”). Specifically, the Exchange staff noted that the Company sustained losses which are so substantial in relation to its overall operations or its existing financial sources that is appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature. As previously disclosed, the Company received a notice from the Exchange on March 12, 2008, advising the Company that it was not in compliance with Sections 1003 (a)(i)-(iii) of the Company Guide. The Company’s plan to bring itself back into compliance by September 14, 2009 in connection with the previous notice was accepted by the Exchange in August 2008.

The Company currently intends to submit a plan in response to the most recent notice by April 17, 2009 outlining its compliance strategy with the current continued listing deficiency by September 14, 2009, subject to the Company successfully completing a sufficient financing transaction or strategic partnership prior to April 17, 2009. If the Company’s plan to regain compliance is accepted by the Exchange, the Company may be able to continue its listing during this period, during which time it will be subject to periodic review to determine progress consistent with the plan. If the Company does not submit a plan or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in the Company Guide. Under Company Guide rules, the Company has the right to appeal the determination by the Exchange staff to initiate delisting proceedings and to seek a hearing before an Exchange Panel. The time and place of such a hearing will be determined by the Panel. If the Panel does not grant the relief sought by the Company, its securities could be delisted from the Exchange. There is no assurance that the Exchange staff will accept the Company’s plan of compliance or that, even if such plan is accepted, the Company will be able to implement the plan within the prescribed timeframe.

In addition, the Exchange’s notice states that the Company’s common stock has closed at between $0.15 and $0.87 per share over the last six months, and that the Staff is concerned that, as a result of the low selling price, the Company’s common stock may not be suitable for auction market trading. Pursuant to Section 1003(f)(v) of the Company Guide, the Exchange has notified the Company that it deems it appropriate that the Company effect a reverse stock split within a reasonable amount of time in view of the fact that the Company’s common stock has been selling for a substantial period of time at a low price per share.

The Company currently estimates that its unrestricted, available cash resources will allow the Company to continue in operation for approximately two weeks under its current operation plan. The Company continues to pursue potential financing alternatives and potential strategic partnership discussions. However, there can be no assurance that any such potential financing alternative will be completed on terms acceptable to the Company, or successfully completed at all. Further, there can be no assurance that any potential strategic partnership discussions will be completed on terms acceptable to the Company, or completed at all. If the Company does not obtain additional funding, or anticipate additional funding in the very near future, the Company may enter into bankruptcy, and possibly cease operations. In addition, as previously disclosed, the Company currently has a debt liability of approximately $89.7 million related to its 3.5% subordinated notes, which could be called due, at the option of the note holders, as early as November 2009. Interest on the notes is due semiannually on May 1 and November 1.

Further, the Company is pursuing the potential sale of its 57% ownership interest in Agera Laboratories, Inc. There can be no assurance that a sale of this ownership interest will be completed on terms acceptable to the Company, or successfully completed at all. .

The Company issued a press release that discloses receipt of the Exchange notice discussed above and the fact that it is not in compliance with certain listing standards. A copy of that press release is attached as an exhibit to this report.

Item 9.01 Financial Statement and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

99 Press release dated March 20, 2009

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date: March 20, 2009

By: /s/ Todd Greenspan
Todd Greenspan,
Chief Financial Officer